Exhibit 4.15
CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO CERTAIN PORTIONS OF THIS AGREEMENT. CONFIDENTIAL PORTIONS HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION.
GROUP LIMIT FACILITY
TO: COMMONWEALTH BANK OF AUSTRALIA ABN 48 123 123 124 (“the Bank”)
APPLICATION FOR GROUP ACCOMMODATION
Application is hereby made to the Bank by the companies listed in the First Schedule hereto or listed in any schedule signed by or on behalf of the Bank and the company named in the Second Schedule hereto pursuant to clause 2(i) in substitution for the First Schedule hereto (all such companies and each of them separately being referred to herein as “the Applicant”) for accommodation from time to time by way of overdraft (referred to herein as “the Accommodation”).
In this application:
“Cap Limit” means A$249,999,999-00 or such other amount as agreed from time to time by the Bank.
“Cap Limit Amount” means the amount (converted into Australian dollars at the Exchange Rate, if necessary) by which the aggregate debit balances of all accounts of the Applicant are drawn.
“Common Terms Deed” means the deed so entitled dated on or about the date of this application between, amongst others, the Bank and the Applicant.
“Exchange Rate” has the meaning given in the Multi-Option Facility Agreement.
“Group Limit” means A$5,000,000-00 or such other amount as agreed from time to time by the Bank.
“Group Limit Amount” means the amount (in Australian dollars), if any, by which the aggregate of debit balances of all accounts of all companies comprising the Applicant (converted into Australian dollars at the Exchange Rate, if necessary) exceeds the aggregate of credit balances of the Applicant (converted into Australian dollars at the Exchange Rate, if necessary).
“Margin” means, initially, the rate determined in accordance with the following table:

Group Limit Amount
($A)	Margin
[*]	[*]
and thereafter as varied from time to time in accordance with clause 1(d);
Multi-Option Facility Agreement means the facility agreement so entitled dated on or about the date of this application between, amongst others, the Bank and the Applicant.
It is understood that the following conditions shall apply to all Accommodation approved pursuant to this application:-
1.	(a)	The Accommodation shall be granted on the Bank’s usual terms and conditions, the terms and conditions set out in this application, the Multi-Option Facility Agreement, the Common Terms Deed and such other terms and conditions as the Bank may from time to time impose.
(b)	(i)	The Applicant must ensure that the Group Limit Amount is less than or equal to the Group Limit.

	(ii)	The Applicant must ensure that the Cap Limit Amount is less than or equal to the Cap Limit.

	(iii)	If at any time the Group Limit Amount exceeds the Group Limit or the Cap Limit Amount exceeds the Cap Limit the Applicant must pay to the Bank on demand the amount necessary to reduce the Group Limit Amount or the Cap Limit
[*] Confidential Treatment Requested

Amount to below or equal to the Group Limit or Cap Limit as applicable.
(c)	(i)	The Accommodation shall be secured by such securities as may from time to time be agreed between the Bank and the company named in the Second Schedule hereto, which securities shall be in such form or forms as required by the Bank. Securities presently required are set out in the annexure hereto (being, as at the date of this application, none).

	(ii)	The titles to any property over which security is to be granted to the Bank must be to the Bank’s satisfaction and will be investigated by the Bank or its solicitors at the Applicant’s expense. Any expense incurred by the Bank in such investigation will be paid by the Applicant whether or not any Accommodation is granted.

	(iii)	The Applicant understands and agrees that any inspection undertaken of any property over which security is to be granted will be conducted for the Bank’s own internal purposes only and not on the Applicant’s behalf and will remain the Bank’s exclusive property. The Applicant also understands and agrees that the Bank will not incur any responsibility whatsoever for or in connection with and makes no representation with respect to the construction of any building on the land or the standard or value thereof by virtue of any such inspection or any subsequent action it may take as a result of such inspection.

	(iv)	The Applicant must not, and must procure that no other company comprising the Applicant will, create or allow to exist or agree to any Encumbrance (as defined in the Common Terms Deed) over any account to which this Application for Accommodation applies.
(d)	The Bank may from time to time at its pleasure cancel or vary the Cap Limit or the Group Limit, immediately by notice in writing to the company named in the Second Schedule hereto and may vary the rate of interest applicable to the Accommodation in accordance with the procedure for the review and renewal of its commitment under clause 4.5 of the Multi-Option Facility Agreement.

(e)	The Accommodation is payable on the earlier of:
(i)	the date on which demand for repayment of the Accommodation is made by the Bank;

(ii)	the Termination Date (as defined in the Multi-Option Facility Agreement) (if any) for the Overdraft Facility (as defined in the Multi-Option Facility Agreement); and

(iii)	the Final Termination Date (as defined in the Multi-Option Facility Agreement).
(f)	The Applicant will pay to the Bank, the Bank’s fees and charges (including establishment fees and charges, loan service and account service fees and charges) which the Bank shall charge, pay or incur in any way in connection with the establishment and continuance of the Accommodation (initially as specified in the Third Schedule and thereafter as advised by the Bank from time to time) and any right, power, claim or remedy of any kind in respect of the Accommodation or any security for the Accommodation.

(g)	The Bank may debit any account of the Applicant with all interest in respect of the Accommodation or credit any account of the Applicant with any net credit interest payable by the Bank to the applicant in accordance with clause 1(h)(v) and all costs, charges and expenses as aforesaid.
(h)	Interest accrues and is calculated on the net balance of all accounts of the Applicant to which this Application for Accommodation applies (“the accounts of the applicant”) as follows:-
[*] Confidential Treatment Requested

(i)	Interest at the Corporate Overdraft Reference Rate (being the interest rate published under that title from time to time by the Bank in leading daily newspapers in each State for overdraft accommodation or, if there is no such rate at any time, any substitute or replacement reference rate published by the Bank from time to time) plus the Margin, is calculated on any day on which the net balance of the accounts of the applicant is in debit and is calculated on that net debit balance (the “debit interest”). The determination by the Bank of the Corporate Overdraft Reference Rate and the Margin is, in the absence of manifest error, conclusive and binding on the Applicant;

(ii)	Interest, initially at the rate specified in the Third Schedule and thereafter at the rate agreed by the company named in the Second Schedule and the Bank in writing, is calculated on any day on which the net balance of the accounts of the applicant is in credit and is calculated on that net credit balance (the “credit interest”);

(iii)	The amounts of debit interest and credit interest are set off against each other on the monthly interest charging date for the accounts of the applicant to produce a net balance of either debit interest owing by the applicant to the Bank or credit interest payable by the Bank to the applicant;

(iv)	If as a result of the set-off in accordance with clause 1(h)(iii) a net balance of debit interest is owing by the applicant to the Bank the net debit interest is debited to any account of the applicant in accordance with clause 1(g); and

(v)	If as a result of the set-off in accordance with clause 1(h)(iii) a net balance of interest is payable by the Bank to the applicant the net credit interest is credited to any account of the applicant in accordance with clause 1(g).
2.	(a)	The Applicant requests and authorises the Bank to make available all or any part of the Accommodation to any one or more of the companies comprising the Applicant by allowing any one or more of the companies from time to time to draw upon such of their accounts conducted with the Bank as the Bank may approve.

	(b)	The Applicant requests and authorises the Bank to rely on such authorities to operate upon accounts by cheque or any other means given to the Bank by any of the companies comprising the Applicant from time to time to authorise drawings of all or any part of the Accommodation.

	(c)	The Applicant agrees to indemnify the Bank for all liabilities incurred to the Bank by any of the companies comprising the Applicant and each company agrees to be liable jointly with all other companies comprising the Applicant and severally as principal debtor to the Bank for all moneys from time to time owing to the Bank pursuant to the Accommodation whether or not the same exceeds the Cap Limit or Group Limit.

	(d)	The Applicant acknowledges that the Bank may during the continuance of the Accommodation refuse to honour or pay cheques drawn or any other drawings upon any of the companies’ accounts, whether the relevant account is in debit or credit at the time the cheques are presented for payment or the drawings requested to be made, in any case where the Cap Limit, the Group Limit or the Commitment (as defined in the Multi-Option Facility Agreement) would be exceeded if such cheques or other drawings were paid.
[*] Confidential Treatment Requested

(e)	The Applicant authorises the Bank in its discretion to apply the whole or any part of the balance standing to the credit of any of its accounts with the Bank from time to time towards satisfaction of any moneys owing to the Bank pursuant to the Accommodation on any account of any of the companies comprising the Applicant.

(f)	The Applicant appoints the company named in the Second Schedule to this application to be its agent for the purposes of receiving from and giving to the Bank all advice and notifications relevant to the Accommodation, including notices of non-payment or dishonour of any drawings on the accounts of any companies comprising the Applicant and requests for increases in the Cap Limit or the Group Limit and for the extension of the Accommodation to a further company or companies and any release or exchange or addition to the securities securing the Accommodation from time to time and agreeing the accounts to which this Application applies and the rate of interest on any net credit balance of the accounts of the Applicant in accordance with clause 1(h)(ii).

(g)	The Applicant agrees that the Bank in its discretion from time to time may agree to the Accommodation being extended to such further company or companies as may be nominated by the company named in the Second Schedule provided that such further company or companies is incorporated in Australia, accedes as an “Additional Borrower” (as defined in the Multi-Option Facility Agreement) under and in accordance with the Multi-Option Facility Agreement and agrees in writing to be bound by all terms and conditions applicable to the Accommodation including the terms of this application. The Applicant further agrees with respect to each such extension of the Accommodation that:-
(i)	the liability of the Applicant with respect to the companies comprising the Applicant immediately prior to the extension of Accommodation to any company shall not be affected by such extension; and

(ii)	the terms of this application, including without limitation the indemnity set out in clause 2(c), shall apply to such further company or companies as if they were named in the first Schedule.
(h)	Where the securities securing the Accommodation are varied from the securities set out in the annexure hereto, then the companies comprising the Applicant agree that any release of, exchange or addition to, the securities at any time shall not release or discharge any of the companies comprising the Applicant from full liability in respect of the Accommodation including, without limitation, their liability under clause 2(c).

(i)	Upon any extension of the Accommodation to any further company or companies pursuant to clause 2(g) or any release of, exchange or addition to the securities securing the Accommodation pursuant to clause 2(h) a new Schedule setting out details of all the companies thereafter to comprise the Applicant and/or the securities thereafter securing the Accommodation shall be signed by or on behalf of the Bank and the company named in the Second Schedule hereto and in the event that the new Schedule amends the First Schedule hereto whether by addition or deletion of companies comprising the Applicant such new Schedule will apply in substitution for the First Schedule or in the event that the new Schedule varies the securities required by the Bank to secure the Accommodation such new Schedule will apply in substitution for the annexure referred to in clause 1(c)(i).

(j)	No payment which may be avoided under any law for the time being in force relating to bankruptcy or the winding up or administration of companies and no release settlement or discharge which may have been given or made on the faith of any such payment shall prejudice or affect the right of the Bank to recover under this application from the Applicant and in the event of any such
[*] Confidential Treatment Requested

payment being so avoided, whether such avoidance is ordered, compromised or conceded, the Bank and the Applicant shall be restored to the rights which each respectively would have had if no such payment had been made and no release settlement or discharge had been given or made on the faith thereof and the Bank may in its discretion decline to give any such release settlement or discharge so long as any payment made in or towards payment of the Accommodation remains liable to be so avoided.
(k)	(i)	If:
(a) the commencement or intrdocution of, or any change in, a present or future law, regulation or treaty (which if not having the force of law, would be complied with by a responsible financial institution) or in its interpretation or administration; or
(b)	the commencement or introduction of, or a change in any present or future order, official policy, directive, requirement guideline or request (whether or not having the force of law but if not having the force of law, would be complied with by a responsible financial institution) of or from any government or central bank or governmental, fiscal, monetary, supervisory or other authority provided that any such change does not relate to the effective rate of tax which is imposed on the overall net income of the Bank), will in the Bank’s determination result in a direct or indirect increase to the Bank of the cost of committing, providing or maintaining any Accommodation granted to the Applicant by the Bank or in a direct or indirect reduction in any amount received or receivable by the Bank or in the effective return to the Bank (including, without limitation, the return on the Bank’s capital) under this application, in each case by an amount which the Bank deems to be material, then the Applicant must pay to the Bank on demand the additional amounts which the Bank certifies are necessary to compensate it for the increased cost or reduction caused by the change, compliance and/or change in the manner of compliance.
(ii)	Where the increased cost or reduction is indirect, then the Applicant must pay to the Bank the proportion of it which the Bank determines is fairly attributable to the Accommodation granted to the Applicant by the Bank.

(iii)	In determining any amount payable under clause 2(k) (i) or (ii), the Bank may use averaging, attribution and/or any other methods of calculation as it commonly uses and/or any other reasonable methods of calculation as it deems appropriate.

(iv)	The Applicant is not obliged to pay compensation under this clause if the relevant increased cost, reduction in the amount receivable or reduction in return on capital is:
(a)	fully compensated for by clause 9.4 of the Common Terms Deed; or

(b)	attributable to the wilful breach by the Bank of any law or a breach by the Bank of the terms of a Transaction Document (as defined in the Common Terms Deed).
(iv)	In the event of any inconsistency between the provisions of this clause 2(k) and any similar clause in any agreement between any company comprising the Applicant and the Bank relating to the provision of the Accommodation,
[*] Confidential Treatment Requested

the provisions of this clause 2(k) shall apply to the extent of any inconsistency between this clause 2(k) and any such inconsistent provision.
(l)	The Applicant hereby acknowledges that it has not relied on any representations, predictions or statements of opinion by the Bank or any of its officers or agents as to the tax treatment of any interest debited to or accruing to any account of the Applicant under this Application for Group Accommodation.

(m)	The Applicant acknowledges and agrees that this application is a Transaction Document for the purposes of the Common Terms Deed and the Multi-Option Facility Agreement.

(n)	This application is governed by the laws of New South Wales.
Dated this 2nd day of November, 2009
[*] Confidential Treatment Requested

First Schedule
SIMS GROUP AUSTRALIA HOLDINGS LIMITED ACN 008 634 526
SIMS ALUMINIUM PTY LIMITED ACN 004 370 905
SIMS METAL MANAGEMENT LTD ACN 114 838 630
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Second Schedule
SIMS GROUP AUSTRALIA HOLDINGS LIMITED ACN 008 634 526
[*] Confidential Treatment Requested

Third Schedule – Overdraft fees and credit interest
Overdraft Fees and Charges

Overdraft Line Fee	[*]	[*]	p.a. charged
quarterly

Credit Interest	Terms
Facility Limits
For Balances to $500,000.00	p.a.
• RBA Target Cash Rate (presently: [*] p.a.) less [*]
For Balances to $1,000,000.00	p.a.
• RBA Target Cash Rate (presently: [*] p.a.) less [*]
For Balances to $2,000,000.00	p.a.
• RBA Target Cash Rate (presently: [*] p.a.) less [*]
For Balances over $2,000,000.00	p.a.
• RBA Target Cash Rate (presently: [*] p.a.) less [*]

	Proposed Fee GST	Proposed Fee GST
Cash Pooling Facilities	Exclusive	Inclusive	Terms
Notional Cash Pooling (GLF/NBRS)
Maintenance Fee	[*]	[*]	per month

	Proposed Fee GST	Proposed Fee GST
Account Transactions	Exclusive	Inclusive	Terms
Transaction Fees
Account Maintenance Fee	[*]	[*]	per A/C per month
Cheques Written / Negotiated	[*]	[*]	per item
Over the Counter Deposit	[*]	[*]	per transaction
Cheques in OTC Deposits	[*]	[*]	per item
Over the Counter Withdrawals / Cash Cheques	[*]	[*]	per transaction
Quick Deposits Box Deposits	[*]	[*]	per transaction
Cheques in Quick Deposits Box Deposits	[*]	[*]	per item
Electronic Debit — Electronic Withdrawal	[*]	[*]	per transaction
Electronic Debit — ATM Withdrawal	[*]	[*]	per transaction
Electronic Credit — Electronic Deposit	[*]	[*]	per transaction
Accounts

	Current Fee GST	Current Fee GST
Ancillary Services	Exclusive	Inclusive	Terms
Service Fees
Audit Certificate Fee	[*]	[*]	per certificate
Certificate of Balance / Interest	[*]	[*]	per certificate
Bank Cheque — Issuance Fee	[*]	[*]	per cheque
Bank Cheque — Cancellation Fee	[*]	[*]	per cheque
Bank Cheque — Duplicate Issuance fee	[*]	[*]	per cheque
Banker’s Opinion Fee	[*]	[*]	per item
Note Handling Fee (for OTC Dr/Cr notes over $50,000)	[*]	[*]	per transaction
Coin Handling Fee (for OTC Dr/Cr coins over $1,000)	[*]	[*]	per transaction
[*] Confidential Treatment Requested

	Current Fee GST	Current Fee GST
Ancillary Services	Exclusive	Inclusive	Terms
Dishonour Fee — Outward (cheque)	[*]	[*]	per item
Dishonour Fee — Outward (DE)	[*]	[*]	per item
Duplicate Statement Fee	[*]	[*]	per statement
Encashment Authority Fee	[*]	[*]	per item
Foreign Currency Draft Fee (from branch)	[*]	[*]	per draft
Inward International Money Transfer (IMT) Cr to Non-CBA A/C Fee	[*]	[*]	per transaction
Inward International Money Transfer (IMT) Cr to CBA A/C Fee	[*]	[*]	per transaction
Night Safe Wallet (initial)	[*]	[*]	per item
Night Safe Wallet (additional)	[*]	[*]	per item
Overdrawing Approval Fee	[*]	[*]	per approval
QuickCash Envelopes — Fee	[*]	[*]	per item
Stopped Cheque Fee	[*]	[*]	per cheque
Stopped Cheque Lift Fee	[*]	[*]	per cheque
Special Answer Fee	[*]	[*]	per item
Transaction Trace — Paper	[*]	[*]	per item
Transaction Trace — Electronic	[*]	[*]	per item
Transaction Trace — International	[*]	[*]	per item
Voucher Retrieval Fee (per item)	[*]	[*]	per trace
Voucher Retrieval Fee (min price)	[*]	[*]	per request
Voucher Retrieval Fee (per hour)	[*]	[*]	per hour
Payments: Electronic Banking

		Current Fee GST	Current Fee GST
	CommBiz	Exclusive	Inclusive	Terms
Electronic Banking Channel Fees (CommBiz: )
*GST	Additional Training / Technical Services (CommBiz)	[*]	[*]	per hour
*GST	Provision of Security Token	[*]	[*]	per token
*GST	User Access with Security Token	[*]	[*]	per user / per month
Electronic Banking Transaction Fees
*GST	Transaction Activity Fee — Direct Credit	[*]	[*]	per transaction
*GST	Transaction Activity Fee — Direct Debit	[*]	[*]	per transaction
*GST	Transaction Activity Fee — BPAY Payment	[*]	[*]	per transaction
	Priority Payment to CommBank A/C	[*]	[*]	per transaction
	Priority Payment to Other Bank A/C	[*]	[*]	per transaction

		Current Fee GST	Current Fee GST
	Electronic Banking - Ancillary Services	Exclusive	Inclusive	Terms
Ancillary Fees (Diammond / CommBiz)
*GST	Rejected / Returned Electronic Transactions (non CommBiz)	[*]	[*]	per transaction
*GST	Returned Direct Credit / Direct Debit payment (CommBiz only)	[*]	[*]	per transaction
*GST	File Recall / Duplicate File Recall (non CommBiz)	[*]	[*]	per file
*GST	Direct Credit File Recall (CommBiz only)	[*]	[*]	per file
*GST	Transaction (Item) Recalls (non CommBiz)	[*]	[*]	per transaction
[*] Confidential Treatment Requested

		Current Fee GST	Current Fee GST
	Electronic Banking - Ancillary Services	Exclusive	Inclusive	Terms
*GST	Direct Credit Item Recall (CommBiz only)	[*]	[*]	per transaction
*GST	BPAY Payment Item Recall (CommBiz only)	[*]	[*]	per transaction
*GST	Overlimit Processing — Direct Entry Payment (non CommBiz)	[*]	[*]	per referral
*GST	Declined Transactions / Outward Dishonour (non CommBiz)	[*]	[*]	per transaction
*GST	Risk Approval/Declined Direct Credit / Direct Debit payment (CommBiz)	[*]	[*]	per transaction
	Risk Approval/Declined Priority/IMT/ Foreign Currency payment (CommBiz)	[*]	[*]	per transaction
*GST	Transaction Traces (non CommBiz)	[*]	[*]	per trace
*GST	Trace, Direct Credit / Direct Debit (CommBiz only)	[*]	[*]	per trace
	Trace Priority/IMT/Foreign Currency Payment (CommBiz)	[*]	[*]	per trace
	Amendment to IMT or Foreign Currency Payment (CommBiz only)	[*]	[*]	per amendment
	Cancellation of IMT or Foreign Currency Payment (CommBiz only)	[*]	[*]	per cancellation
	Copy of Payment Message (CommBiz only)	[*]	[*]	per copy
Remittance Advice (CommBiz)
*GST	E-mail	[*]	[*]	per item
*GST	Fax — within Australia	[*]	[*]	per item
*GST	Fax — Overseas	[*]	[*]	per item
*GST	Mail — within Australia	[*]	[*]	per item
*GST	Mail — Overseas	[*]	[*]	per item
Secure Request (CommBiz)
	Stop Cheque or Lift Stop request	[*]	[*]	per cheque
[*] Confidential Treatment Requested

Executed as a deed

Signed, sealed and delivered	)
by SIMS GROUP AUSTRALIA	)
HOLDINGS LIMITED ACN 008)		Director
634 526)		Full
	)	Name:
)
	)	Address
)
)
	)	Company Secretary or Other
	)	Director
)
	)	Full
	)	Name:
)
	)	Address:

Signed, sealed and delivered	)
by SIMS ALUMINIUM PTY	)
LIMITED ACN 004 370 905)		Director
	)	Full
	)	Name:
)
	)	Address
)
)
	)	Company Secretary or Other
	)	Director
)
	)	Full
	)	Name:
)
	)	Address:
[*] Confidential Treatment Requested

Signed, sealed and delivered	)
by SIMS METAL	)
MANAGEMENT LIMITED ACN	)	Director
114 838 630)		Full
	)	Name:
)
	)	Address
)
)
	)	Company Secretary or Other
	)	Director
)
	)	Full
	)	Name:
)
	)	Address:
Lender
Signed sealed and delivered for
Commonwealth Bank of Australia
by its attorney

sign here ▶
Attorney

print name

in the presence of

sign here ▶
Witness

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[*] Confidential Treatment Requested

Annexure to Application for Group Accommodation
Dated:
Schedule of Securities
UNSECURED
[*] Confidential Treatment Requested